Exhibit 99.1

NEWS RELEASE	6140 Stoneridge Mall Road Suite 590 Pleasanton, CA 94588 925-460-3663 www.coopercos.com
CONTACT: Kim Duncan Sr. Director, Investor Relations ir@cooperco.com

THE COOPER COMPANIES ANNOUNCES FIRST QUARTER 2012 RESULTS

PLEASANTON, Calif., March 8, 2012 — The Cooper Companies, Inc. (NYSE: COO) today announced financial results for the fiscal first quarter ended January 31, 2012.

•	Revenue increased 11% year-over-year to $326.1 million. CooperVision (CVI) revenue up 10% to $268.9 million and CooperSurgical (CSI) revenue up 15% to $57.2 million.

•	GAAP earnings per share (EPS) $1.12, up 29 cents or 35% from last year’s first quarter.

•	Fiscal 2012 EPS guidance revised upward.

Commenting on the results, Robert S. Weiss, Cooper’s president and chief executive officer said, “We are pleased with our performance in the first quarter. Our strategy remains the same and our execution is illustrated in the numbers. We grew top line faster than our markets, we invested in our infrastructure with a focus on sales and marketing and research and development, and we posted double-digit earnings growth.”

First Quarter GAAP Operating Highlights

•	Revenue $326.1 million, 11% above first quarter 2011, 11% in constant currency.

•

Gross margin 65% compared with 60% in last year’s first quarter. The improvement was primarily the result of savings related to the closure of the Norfolk manufacturing plant completed in the fiscal first quarter of 2011, increased manufacturing efficiencies, and product mix.

•

Operating margin 19% compared with 17% in last year’s first quarter. The increase was driven by the improvement in gross margin offset by investments in sales, marketing, and research and development, and increased amortization expense.

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Depreciation expense $20.2 million, up 11% from last year’s first quarter. Amortization $5.6 million, up 18% from last year’s first quarter as a result of acquired intangible assets related to recent acquisitions.

•	Interest expense $3.7 million compared with $7.0 million in last year’s first quarter.

•	Total debt increased $29.9 million in the quarter to $410.3 million, due primarily to share repurchases.

•	Cash provided by operations $41.6 million, capital expenditures $20.0 million, insurance recovery $1.6 million resulted in free cash flow of $23.2 million.

First Quarter CooperVision (CVI) GAAP Operating Highlights

•	Revenue $268.9 million, up 10% from last year’s first quarter, 10% in constant currency.

•	Revenue by category:

	(In millions) 1Q12	% of CVI Revenue 1Q12	%chg y/y	Constant Currency %chg y/y
Toric	$81.8	30%	8%	9%
Multifocal	20.8	8%	25%	26%
Single-use sphere	60.4	23%	14%	10%
Non single-use sphere, other	105.9	39%	8%	8%

Total	$268.9	100%	10%	10%

•	Revenue by geography:

	(In millions) 1Q12	% of CVI Revenue 1Q12	%chg y/y	Constant Currency %chg y/y
Americas	$106.0	39%	10%	11%
EMEA	95.4	36%	5%	7%
Asia Pacific	67.5	25%	19%	13%

Total	$268.9	100%	10%	10%

•	Selected revenue by material:

	(In millions) 1Q12	% of CVI Revenue 1Q12	%chg y/y	Constant Currency %chg y/y
Proclear®	$70.8	26%	7%	6%
Silicone hydrogel	$86.9	32%	39%	40%

•

Gross margin 64% compared with 59% in the first quarter of 2011. The improvement was the result of savings related to the closure of the Norfolk manufacturing plant completed in the fiscal first quarter of 2011, increased manufacturing efficiencies, and product mix, primarily the shift to higher margin silicone hydrogel products.

First Quarter CooperSurgical (CSI) GAAP Operating Highlights

•	Revenue $57.2 million, up 15% from last year’s first quarter, up 9% excluding acquisitions.

•	Revenue by category:

	(In millions) 1Q12	% of CSI Revenue 1Q12	%chg y/y
Office, other	$30.5	53%	10%
Surgical procedures	22.9	40%	24%
Fertility	3.8	7%	10%

Total	$57.2	100%	15%

•

Gross margin 67%, up from 64% in last year’s first quarter. The improvement in gross margin was largely a result of manufacturing efficiency improvements and product mix including higher margin products used in surgical procedures.

Other Items

•	Share repurchases $46.1 million or approximately 663,000 shares.

•	IRS Notice of Deficiency for the tax years 2005 and 2006 settled, resulting in a favorable adjustment to the effective tax rate.

2012 Guidance

The Company revises upward its full-year 2012 EPS guidance. Guidance is summarized as follows:

	FY12 Guidance Old	FY12 Guidance New
Revenues (In millions)
Total	$1,385-$1,440	$1,385-$1,440
CVI	$1,170-$1,210	$1,170-$1,210
CSI	$215-$230	$215-$230
EPS
GAAP	$4.80-$5.00	$4.90-$5.15
Non-GAAP	$4.80-$5.00	$4.90-$5.15
Free Cash Flow (In millions)	$200-$230	$200-$230

Conference Call and Webcast

The Company will host a conference call today at 5:00 PM ET to discuss its fiscal first quarter 2012 financial results. The dial in number in the United States is +1-800-435-1261 and outside the United States is +1-617-614-4076. The passcode is 38162301. There will be a replay available approximately two hours after the call ends until Thursday, March 15, 2012. The replay number in the United States is +1-888-286-8010 and outside the United States is +1-617-801-6888. The replay passcode is 23691259. This call will be broadcast live on our website at www.coopercos.com and at www.streetevents.com. A transcript will be available on our website following the conference call.

About The Cooper Companies

The Cooper Companies, Inc. (“Cooper”) is a global medical device company publicly traded on the NYSE Euronext (NYSE:COO). Cooper is dedicated to being A Quality of Life Company™ with a focus on delivering shareholder value. Cooper operates through two business units, CooperVision and CooperSurgical. CooperVision brings a refreshing perspective on vision care with a commitment to crafting a wide range of high-quality products for contact lens wearers and providing focused practitioner support. CooperSurgical focuses on supplying women’s health clinicians with market leading products and treatment options to improve the delivery of healthcare to women. Headquartered in Pleasanton, CA, Cooper has over 7,000 employees with products sold in over 100 countries. For more information, please visit www.coopercos.com.

Forward-Looking Statements

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Statements relating to guidance, plans, prospects, goals, strategies, future actions, events or performance and other statements which are other than statements of historical fact, including our 2012 Guidance and all statements regarding anticipated growth in our revenue, expected results of operations and integration of any acquisition are forward-looking. To identify these statements look for words like “believes,” “expects,” “may,” “will,” “should,” “could,” “seeks,” “intends,” “plans,” “estimates” or “anticipates” and similar words or phrases. Forward-looking statements necessarily depend on assumptions, data or methods that may be incorrect or imprecise and are subject to risks and uncertainties.

Among the factors that could cause our actual results and future actions to differ materially from those described in forward-looking statements are: adverse changes in the global or regional general business, political and economic conditions due to the current global economic downturn, including the impact of continuing uncertainty and instability of United States and international credit markets that may adversely affect the Company’s or its customers’ ability to meet future liquidity needs; reduced sales, loss of customers, and costs and expenses related to the recall of certain lots of Avaira Toric and Avaira Sphere contact lenses and any additional adverse impact if this recall is expanded in the future; delays in obtaining, or failure to obtain, FDA approval to return Avaira Toric to market; a major disruption in the operations of our manufacturing, research and development or distribution facilities due to technological problems, natural disasters or other causes; disruptions in supplies of raw materials, particularly components used to manufacture our silicone hydrogel lenses; legal costs, insurance expenses, settlement costs and the risk of an adverse decision or settlement related to product liability, patent or other litigation; limitations on sales following new product introductions due to poor market acceptance; new competitors, product innovations or technologies; the impact of acquisitions or divestitures on revenues, earnings or margins; interest rate and foreign currency exchange rate fluctuations; the requirement to provide for a significant liability or to write off, or accelerate depreciation on, a significant asset, including goodwill; changes in United States and foreign government regulations of the retail optical industry and of the healthcare industry generally; changes in tax laws or their interpretation and changes in effective tax rates; dilution to earnings per share from acquisitions or issuing stock and other events described in our Securities and Exchange Commission filings, including the “Business” and “Risk Factors” sections in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2011, as such Risk Factors may be updated in quarterly filings.

We caution investors that forward-looking statements reflect our analysis only on their stated date. We disclaim any intent to update them except as required by law.

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Consolidated Condensed Balance Sheets

(In thousands)

(Unaudited)

	January 31, 2012	October 31, 2011

ASSETS
Current assets:
Cash and cash equivalents	$7,681	$5,175
Trade receivables, net	200,160	214,779
Inventories	272,774	253,584
Deferred tax assets	29,113	33,684
Other current assets	45,535	33,125

Total current assets	555,263	540,347

Property, plant and equipment, net	583,239	609,205
Goodwill	1,272,030	1,276,567
Other intangibles, net	122,873	128,341
Deferred tax assets	21,213	21,828
Other assets	44,649	48,230

	$2,599,267	$2,624,518

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$39,191	$52,979
Other current liabilities	167,201	214,227

Total current liabilities	206,392	267,206

Long-term debt	371,114	327,453
Other liabilities	65,776	72,244
Deferred tax liabilities	18,628	20,127

Total liabilities	661,910	687,030

Stockholders’ equity	1,937,357	1,937,488

	$2,599,267	$2,624,518

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(In thousands, except earnings per share amounts)

(Unaudited)

	Three Months Ended January 31,
	2012	2011
Net sales	$326,060	$293,229
Cost of sales	115,607	116,623

Gross profit	210,453	176,606
Selling, general and administrative expense	131,748	113,453
Research and development expense	11,425	9,727
Amortization of intangibles	5,552	4,713

Operating income	61,728	48,713
Interest expense	3,662	6,951
Other income (loss), net	681	(734)

Income before income taxes	58,747	41,028
Provision for income taxes	4,124	1,813

Net income	$54,623	$39,215

Diluted earnings per share	$1.12	$0.83

Number of shares used to compute earnings per share	48,792	47,391

Soft Contact Lens Revenue Update

Worldwide Market vs. CooperVision (Constant Currency)

The data below is extracted from a compilation of industry participants’ revenue by the Contact Lens Institute (CLI), an independent market research firm. This data is compiled using gross product sales at foreign exchange rates set by CLI. It therefore excludes items such as discounts, rebates, currency hedges and freight reimbursements.

Worldwide Manufacturers’ Soft Contact Lens Revenue

(U.S. dollars in millions; constant currency; unaudited)

	Calendar 4Q11			Calendar 2011
	Market	Market Change	CVI Change	Market	Market Change	CVI Change
Sales by Category
Spheres	$1,282	4%	6%	$5,252	3%	6%
Torics	314	8%	10%	1,297	7%	10%
Multifocal	85	10%	16%	327	7%	3%

WW Soft Contact Lenses	$1,681	5%	7%	$6,876	4%	7%

Sales by Modality
Single-use	$646	11%	8%	$2,586	9%	9%
Other	1,035	2%	7%	4,290	2%	6%

WW Soft Contact Lenses	$1,681	5%	7%	$6,876	4%	7%

Sales by Material
Hydrogel	$957	0%	(4%)	$3,937	(1%)	(5%)
Silicone Hydrogel	724	12%	37%	2,939	12%	41%

WW Soft Contact Lenses	$1,681	5%	7%	$6,876	4%	7%

Sales by Geography
Americas	$617	6%	11%	$2,611	4%	6%
EMEA	492	5%	4%	1,993	5%	7%
Asia Pacific	572	5%	8%	2,272	4%	9%

WW Soft Contact Lenses	$1,681	5%	7%	$6,876	4%	7%

United States	$522	7%	11%	$2,239	5%	6%
International	1,159	5%	5%	4,637	4%	7%

WW Soft Contact Lenses	$1,681	5%	7%	$6,876	4%	7%

COO-E

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